                                                                    Exhibit 99.2

NEWS RELEASE

November 6, 2001              Contact: Scott R. Royster, Chief Financial Officer
FOR IMMEDIATE RELEASE                  (301) 429-2642
Washington, DC

                                 RADIO ONE, INC.
                            UPDATES GUIDANCE FOR THE
                             FOURTH QUARTER OF 2001

Washington, DC - Radio One, Inc. (NASDAQ: ROIAK and ROIA) today released updated
--------------
guidance for its fiscal fourth quarter ending December 31, 2001. With the adoption by the Securities and Exchange Commission of Regulation FD (Full Disclosure), the Company believes that it is necessary to provide this important information to all market participants. These estimates include expected results for only those stations expected to be owned and/or operated by the Company at some point during the fourth quarter of 2001.

For the quarter ending December 31, 2001 the Company expects to report net revenue of approximately $62.0-64.0 million, BCF of approximately $31.0-32.0 million, EBITDA of approximately $28.2-29.2 million and ATCF of approximately $0.08-0.09 per share.

These changes are due to the following factors:

1.   Continued weakness in the overall advertising market;
2. Operating losses and LMA fees on two new "stick" stations to be operated by the Company in the Atlanta market which began in the third quarter of 2001;
3. An increase in the costs and size of the corporate infrastructure required as the size of the Company has increased significantly, especially in the past year.

Given the continued weakness in the economy, the Company now expects capital expenditures for the year of approximately $6.5-7.5 million, down from its previous guidance of $8.0-10.0 million. The Company is deferring certain non-essential purchases of capital equipment until 2002 or until the state and/or outlook of the U.S. economy improves.

                                     -MORE-

Page 2 - Radio One, Inc. Updates Fourth Quarter, 2001 Guidance

Commenting on the revision to guidance for the fourth quarter of 2001, Alfred C. Liggins, III, the Company's CEO and President, stated, "While our growth rates were actually starting to improve in July and August, relative to the first half of the year, the tragedies of September 11 obviously put an end to all of that. The tremendous level of uncertainly in the U.S. economy is continuing to dampen the demand for advertising and that will have a negative impact on our previous expectations for the fourth quarter. While we believe that every day our country heals a bit more, the return to normalcy (let alone growth) for the radio industry is probably still a ways off. Thankfully, we are building on our ratings momentum and we expect to continue to outpace the industry's performance thus, we are well positioned to benefit greatly from the rebound, when it occurs. In the meantime, we are operating with the highest level of expense discipline and prudence that we can, without jeopardizing the long-term potential of the Company."

Radio One is the nation's seventh largest radio broadcasting company (based on 2000 pro forma revenue) and the largest primarily targeting African-American and urban listeners. Pro forma for all announced acquisitions and operating agreements, the Company owns and/or operates 65 radio stations located in 22 of the largest markets in the United States and programs five channels on the XM Satellite Radio system.

This press release may include forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Because these statements apply to future events, they are subject to risks and uncertainties that could cause actual results to differ materially, including the absence of a combined operating history with an acquired company or radio station and the potential inability to integrate acquired businesses, need for additional financing, high degree of leverage, granting of rights to acquire certain portions of the acquired company's or radio station's operations, variable economic conditions and consumer tastes, as well as restrictions imposed by existing debt and future payment obligations. Important factors that could cause actual results to differ materially are described in the Company's reports on Forms 10-K and 10-Q and other filings with the Securities and Exchange Commission.

For more information contact Scott R. Royster, Executive Vice President and Chief Financial Officer at 301-429-2642.


                                     # # # #